EXHIBIT 99.1

Engles Promoted to Senior Vice President and Chief Financial Officer at the Farmers National Bank of Emlenton

EMLENTON, Pa., June 26, 2017 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, recently announced the promotion of Amanda L. Engles to Senior Vice President, Chief Financial Officer.

A photograph accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/20fd0e8f-ec4d-4002-b434-8417f78b33d8

Ms. Engles' responsibilities include overseeing all financial accounting and reporting functions, investment portfolio management, liquidity analysis, balancing and reconciliation, and overall management of the Bank’s finance department.  Ms. Engles has served as Vice President and Controller of the Bank since 2007 and has worked in the financial industry for over 13 years.  She holds a Master of Business Administration degree and a Bachelor of Science in Business Administration degree, with a concentration in Accounting, from Clarion University of Pennsylvania.

“Amanda’s strong background in the financial industry and proven experience and success are instrumental to the strategic growth of our organization.  We are proud to have Amanda on our team and look forward to her leadership,” said William C. Marsh, Chairman of the Board, President and Chief Executive Officer of Farmers National Bank.

The Farmers National Bank of Emlenton is an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating 17 full-service offices in Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson, Mercer and Venango Counties, Pennsylvania.  The Bank is a wholly owned subsidiary of Emclaire Financial Corp (NASDAQ:EMCF). For more information about The Farmers National Bank, please visit the website at www.farmersnb.com or call 877-862-9270.

CONTACT:
William C. Marsh
Chairman, President and Chief Executive Officer
Phone: (844) 767-2311
Email: info@farmersnb.com